UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 7, 2020

VILLAGE BANK AND TRUST FINANCIAL CORP.

(Exact Name of Registrant as Specified in Charter)

Virginia (State or Other Jurisdiction of Incorporation)	0-50765 (Commission File Number)	16-1694602 (IRS Employer Identification No.)

13319 Midlothian Turnpike Midlothian, Virginia (Address of Principal Executive Offices)	23113 (Zip Code)

Registrant’s Telephone Number, Including Area Code: (804) 897-3900

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $4.00 per share	VBFC	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 7, 2020, William G. Foster, Jr., the President and Chief Executive Officer and a director of Village Bank and Trust Financial Corp. (the “Company”) and its wholly-owned subsidiary, Village Bank (the “Bank”), notified the Boards of Directors of the Company and the Bank that he will step down as an officer and director of the Company and the Bank on August 14, 2020 to pursue other interests. Mr. Foster’s decision is not the result of any disagreement with the Company or the Bank regarding their respective operations, policies or practices.

On July 8, 2020, the Boards of Directors of the Company and the Bank promoted James E. Hendricks, Jr., currently Executive Vice President, Chief Operating Officer and Chief Risk Officer of the Bank, to the positions of President and Chief Executive Officer of the Company and the Bank effective upon Mr. Foster’s departure. Mr. Hendricks was also appointed to the Boards of Directors of the Company and the Bank effective upon Mr. Foster’s departure and is expected to serve on the Executive Committee of each Board. The Bank has initiated a search for a Chief Credit Officer and an Executive Vice President of Operations to assume the primary responsibilities of Mr. Hendricks in his current role. The Company also expects to engage Mr. Foster as a consultant for a 90-day period beginning August 15, 2020 to help support the leadership transition and achievement of the Company’s 2020 goals.

Mr. Hendricks, age 57, has served as Executive Vice President, Chief Operating Officer and Chief Risk Officer of the Bank since December 2016. He served as Chief Credit Officer of the Bank from March 2014 to December 2016. Prior thereto, he served as Director of Special Assets of the Bank. From 1990 to 2013, Mr. Hendricks served in several leadership roles at SunTrust Bank (and its predecessor Crestar Bank) in Consumer Banking and Credit Process Review. Prior to 1990, he served as a Bank Examiner for the Comptroller of the Currency. Mr. Hendricks received his Bachelor of Science degree in Finance from Virginia Tech and Master of Business Administration degree from University of Richmond. He volunteers his time to a local Boy Scout troop in various capacities, including Assistant Scout Master, advancement chair and merit badge councilor. Mr. Hendricks has over 30 years of banking industry experience.

The Company and Mr. Hendricks expect to enter into a new employment agreement that will supersede and replace his existing agreement. Pursuant to the new agreement, his annual base salary will increase to $300,000 and he will be eligible to receive an annual performance bonus equal to 30% of his base salary along with other cash and equity bonuses and performance-based compensation based on ranges and goals to be established by the Company.  In addition, the supplemental executive retirement benefit to which Mr. Hendricks is entitled will increase from $25,000 per year for 15 years to $50,000 per year for 20 years, with the increase in benefit subject to a vesting schedule based on his continued employment with the company until he reaches age 65.  The new agreement is expected to provide for a change of control benefit equal to 299% of his annualized compensation if he is terminated without cause or resigns for good reason within two years following a change in control of the Company.

A press release announcing the departure of Mr. Foster and promotion of Mr. Hendricks is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibit is filed herewith:

Exhibit No.	Description

99.1	Press Release, dated July 9, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VILLAGE BANK AND TRUST FINANCIAL CORP.
(Registrant)

Date: July 9, 2020	By:	/s/ Donald M. Kaloski, Jr.
Donald M. Kaloski, Jr.
Executive Vice President and CFO

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